UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2019

LendingClub Corporation (Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

595 Market Street, Suite 200, San Francisco, CA 94105
(Address of principal executive offices and zip code)
(415) 632-5600 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement

On March 25, 2019, LendingClub Warehouse I LLC (the “Warehouse”), a wholly-owned subsidiary of LendingClub Corporation (the “Company”), entered into an Amended and Restated Warehouse Credit Agreement (the “Amended and Restated Warehouse Agreement”) with certain lenders from time to time party thereto (the “Lenders”), Citibank, N.A. as administrative agent (the “Administrative Agent”), and Wilmington Trust, National Association as collateral trustee and as paying agent (in such capacities, respectively, the “Collateral Trustee” and the “Paying Agent”), pursuant to which the Lenders agreed to provide a $250 million secured revolving credit facility (the “Credit Facility”) to the Warehouse.

The Amended and Restated Warehouse Agreement amends and restates, in its entirety, the Warehouse Credit Agreement dated as of October 10, 2017, among the Warehouse, the Lenders, the Administrative Agent, the Collateral Trustee, and the Paying Agent.

The Amended and Restated Warehouse Agreement extends the term of the Credit Facility such that the Warehouse may draw upon the Credit Facility until the earlier of October 10, 2020 or another event that constitutes a “Commitment Termination Date” under the agreement, and contains customary representations and warranties, as well as affirmative and negative covenants. Proceeds under the Credit Facility may only be used to purchase certain unsecured consumer loans, including related assets, from the Company and to pay fees and expenses related to the Credit Facility.

The foregoing description of the Amended and Restated Warehouse Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2019 and March 29, 2019, respectively, John J. Mack and Mary Meeker notified the Company of his and her, respectively, intention to not stand for re-election to the Company’s Board of Directors (the “Board”) at the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”), when the current term for each will expire.

Mr. Mack’s and Ms. Meeker’s decision to not stand for re-election was made after each provided the Company with nearly 7 years of service and enables each of them to allocate more of their time and efforts to other interests and opportunities. Neither Mr. Mack’s or Ms. Meeker’s decision to not stand for re-election was as a result of any disagreement with the Company.

Mr. Mack joined the Board in April 2012 when the Company was privately held. Mr. Mack will continue to serve as a member of the Board, a member of the Compensation Committee and chair of the Nominating and Corporate Governance Committee until the Annual Meeting.

Ms. Meeker joined the Board in June 2012 when Kleiner Perkins Caulfield & Byers invested in the Company when it was privately held. Ms. Meeker will continue to serve as a member of the Board and the Nominating and Corporate Governance Committee until the Annual Meeting.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Amended and Restated Warehouse Credit Agreement dated March 25, 2019*†
* Confidential treatment has been requested for certain portions of this Exhibit. The omitted material has been filed separately with the Securities and Exchange Commission.
† Schedules have been omitted as they are not material, not applicable or not required. They will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date:	March 29, 2019	By:	/s/ Brandon Pace
Brandon Pace
General Counsel and Secretary
(duly authorized officer)